EXHIBIT 23.1

Consent of Independent Auditors, Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 16, 2003 for Earle M. Jorgensen Company and our report dated August 1, 2003 for Earle M. Jorgensen Holding Company, Inc., included in the Proxy Statement/Prospectus of Earle M. Jorgensen Company that is made a part of the Registration Statement (Amendment No. 1 to Form S-4) of Earle M. Jorgensen Company for the registration of 67,887,544 shares of its common stock.

/s/ ERNST & YOUNG LLP

Irvine, California

April 5, 2004